No.34128101-2010(BZ) No.0025

Loan Contract of Current Assets

Agricultural Development Bank of China

Applicant for a discount: Bozhou Xinghe Pharmaceutical Co., Ltd.
No. of Business License: 341600000034921(1-1)
Legal representative (principal): Han Lingzhi
Domicile: Keji Road, Industrial Park, Qiaocheng District, Bozhou City, Anhui Province, China
Post code: 236800
Bank of basic deposit account and account No.: Bozhou Branch of Agricultural Development Bank of China 20334160000100000234821
Contact No. and fax: 0558-5308188

Lender (full name): Bozhou Branch of Agricultural Development Bank of China
Legal representative (principal): Wang Dengshan
Domicile: No. 72 South Qiaoling Road, Bozhou City, Anhui Province, China
Post code: 236800
Contact No. and fax: 0558-5556956

The borrower applies for loan from the lender, and the Lender agrees to lend the loan to the borrower. The two parties reached the contract through fair negotiation in accordance with the state laws, regulations and provisions.

Article 1: Type of loan
The loan under this Contract is the short-term one for TCM herbs of the industrialized leading company.

Article 2: Purpose of loan
The loan under this Contract is used for the current capital like purchasing the raw materials. Without the written permission of the Lender, the borrower shall not change the purpose agreed in this Contract.

Article 3: Amount of loan
The loan under this Contract covers the amount of RMB 6 million.

Article 4: Term of loan
The loan under this Contract covers the term of 12 months, from May 13, 2011 to May 11, 2012. If the beginning date of the term of loan is different from the date on the loan certificate handled by the Borrower and Lender, it shall regard the date on the loan certificate when making the first drawing. The expiration date of loan term for the loan certificate under the Contract shall not exceed the expiration date of the loan agreed under this Contract. The loan certificate is the part of this Contract, and it has the same legal effect with this Contract.

Article 5: Loan interest rate, penalty interest rate, calculation interest and settlement interest
5.1 The interest rate of the loan under this Contract is the annual interest rate, listed in item 5.1.1.

5.1.1 It shall abide by the interest rate of loan in six months to one year (one year included) issued by the People’s Bank of China, which is 6.31%.

5.1.2 It shall float (upward/downward) for     /     % based on the level of the loan interest rate     /     issued by the People’s Bank of China, with the interest rate of     /     %.

5.1.3 It shall adjust (upward/downward) for     /     % based on the level of the loan interest rate     /     issued by the People’s Bank of China, with the interest rate of     /     %.

5.2 The loan interest rate under this Contract shall abide by the agreement in item 5.2.3 if the benchmark interest rate of the People’s Bank of China is adjusted:

5.2.1 Fixed interest rate, which will not be changed during the loan term.

5.2.2 It shall be adjusted according to the situation, and calculated the interest in phases.

5.2.3 It shall be adjusted according to floating of six months (month/quarter/6 months/year) since the actual money drawing date, and calculated the interest in phases. The adjusted date according to the month is 21 of each month, and the adjusted date according to the quarter is 21 of the first month of each quarter; the adjusted dates according to 6 months are January 21 and July 21; the adjusted date according to the year is January 21 of each year.
5.3 The penalty interest rate under the Contract shall be the annual interest rate, including:
5.3.1 The penalty interest rate of the overdue loan shall be added 30% based on the loan interest rate agreed by the Contract.
5.3.2 The penalty interest rate of the loan not be used according to the purpose agreed by the Contract shall be added 50% based on the loan interest rate agreed by the Contract.
5.4 The penalty interest rate of the loan under the Contract shall abide by the agreement in Item 5.4.2 if the benchmark interest rate of the People’s Bank of China is adjusted:
5.4.1 No adjustment;
5.4.2 It shall be adjusted according to the situation, and calculated the interest in phases.
5.5 If the Borrower uses the loan under the Contract, and has the situations of overdue loan and the loan not used according to the purpose agreed by the Contract, the Lender shall calculate the penalty interest according to the higher penalty interest rate between them.
5.6 Interest calculation and settlement
5.6.1 The loan under the Contract shall be calculated interest daily since the actual money drawing date, and the interest shall be calculated and charged according to the actual loan using days and the loan interest rate agreed by the Contract.
5.6.2 Within the term of loan agreed by the Contract, the interest not paid by the Borrower on time shall be calculated and charged the compound interest, which shall be executed according to the loan interest rate agreed by the Contract.
5.6.3 If the Borrower has overdue loan or loan not used according to the purpose agreed by the Contract, the interest not paid by the Borrower on time shall be calculated and charged the compound interest according to the penalty interest rate agreed by the Contract.
5.6.4 The interest of the loan under the Contract shall be settled monthly and the interest settlement date is the 20th day of each month.

5.6.5 During the performance of the Contract, if the People’s Bank of China adjusts the regulation of the loan interest rate and penalty interest rate, and it shall be applicable to the loan under the Contract, the Lender has the right to calculate the corresponding interest and penalty interest according to the regulation of the People’s Bank of China and the loan interest rate and penalty interest rate after the adjustment, without additional notification to the Borrower.

Article 6: Draw money
6.1 The Borrower shall meet the following preconditions to draw money; otherwise, the Lender has the right to refuse the money drawing application of the Borrower:
6.1.1 The approval, registration, delivery and other legal procedures related to the loan under the Contract have been handled according to the relevant laws and regulations.
6.1.2 If there is the guaranty for the loan under the Contract, the guaranty contract agreed by Item 9.2 of Article 9 in the Contract shall have taken effect legally. If it adopts mortgage or pledge method, the mortgage or pledge right has been set legally and the registration procedure has been handled legally.
6.1.3 There is no event of default agreed by the Contract.
6.1.4 Other materials related to loan handling have been provided according to the requirements of the Lender.
6.2 Schedule for the Borrower drawing money is as follows:
6.2.1 May 23, 2011, the amount of RMB 5 million.
6.3 If the Borrower fails to draw money according to Item 6.2 of the Article due to special reason, it shall put forward written application to the Lender 5 working days in advance; after being agreed by the Lender in written, it can draw money 10 days in advance or postpone 10 days.
6.4 If the Borrower requires to cancel all or partial money undrawn of the Contract, it shall put forward written application to the Lender 6 working days before the drawing date agreed by the Contract, and it can be cancelled after being agreed by the Lender in written.

Article 7: Issue and delivery of loan
7.1 The loan under this Contact shall have definite payment target, if the amount of single drawing exceeds RMB 1 million or the following situations exist, it shall adopt the way of entrusted payment, and it adopts the way of self payment for the rest loan.
7.2 As for the loan with the way of entrusted payment under this Contract, the lender shall abide by the agreed loan purpose to review whether the drawing application provided by the Borrower, payment target listed in the payment entrustment, payment amount conform to the certificate materials like the business contracts.
7.3 As for the loan with the way of entrusted payment under this Contract, the lender shall be in accordance with the drawing application and payment entrustment of the Borrower, to pay the loan to the counter party of Borrower that comply with the agreement through the account of the Borrower.
7.3.1 The payment target and account list shall be based on the drawing application and payment entrustment of the Borrower, the drawing application and payment entrustment shall be regarded as the attachment of this Contract.
7.3.2 The abovementioned drawing application and payment entrustment shall not be cancelled without the written permission of the lender once proposed.

7.4 As for the loan with the way of self payment under this Contract, the lender shall put the loan into the account of borrower, which will be deemed as that the Lender issued the loan to the Borrower according to this Contract.
7.5 The Lender has right to supervise the special capital withdrawal account opened or appointed at the Borrower’s place, and it also has the right to request the Borrower to summarize the loan payment status every one month, and check whether the loan payment complies with the agreed purpose through the ways like account analysis, certificate examination or spot investigation, etc.
7.6 If the Lender finds that the purpose certification materials provided by the Borrower are not consistent or have other defects, it has right to request the Lender to complement, replace, indicate or re-submit the materials; before the Lender submits the satisfactory materials, the Lender has right to refuse the issue and delivery of the relevant items.
7.7 During the Contract performance process, if the Borrower’s credit standing decreases, the profitability of main business weakens, and the loan use is abnormal, the Lender has right to change the loan payment way or stop issuing and delivering the loan.

Article 8: Repayment
8.1 The Borrower shall pay the interest timely according to the Contract, and it shall comply with the terms agreed in the following 8.1.2 to repay the loan principal:
8.1.1 The loan used for purchase shall be repaid by the sales, and the last repayment time shall be later than the expiration date agreed in this Contract.
8.1.2 The repayment plan is as follows:
8.1.2.1 Date：                 , the amount of                  ;
8.1.2.2 Date：                 , the amount of                  ;
8.1.2.3 Date：                 , the amount of                  ;
8.1.2.4 Date：                 , the amount of                  ;
8.1.2.5 Date：                 , the amount of                  ;
8.2 Except for the situations agreed under 8.1.1, if the Borrower repays the principal in advance, it shall put forward the written application to the Lender 15 working days before the planned repayment date; after being agreed by the Lender in written, it can repay partial or all loan principals in advance. If the Borrower repays partial principals in advance, it shall repay loans according to the reverse order of the schedule.
8.3 The Borrower shall reserve sufficient interest or principal and interest that shall be paid in the current period at the account opened in the Lender before the interest settlement date or the principal repayment date agreed by the Contract and authorize the Lender to charge from the account directly at the second day of the interest settlement date agreed by the Contract or the principal repayment date.
8.4 The Lender has right to tack back the loan in advance when the capital withdrawal situation of the Borrower meets the following conditions:
8.4.1                                                                           /                                                                                                                    ;

8.4.2                                                                           /                                                                                                                    .

Article 9: The loan method under the Contract shall adopt the following Item 9.2:
9.1 Credit loan.
9.2 It adopts the guarantee method. The guaranty contract shall be signed additionally:
9.2.1 It adopts the method of maximum amount pledge and the number of the guaranty contract is 34128101-2010 B.Z. (D) Z. No. 0006.
9.2.2 It adopts the method of guarantee of natural person and the number of the guaranty contract is 34128101-2011 B.Z. (B) Z. No. 0017.

Article 10: Rights and obligations of the Borrower
10.1	The Borrower has the right to learn about the credit policy and interest rate policy from the Lender.
10.2
The Borrower has the right to draw and use the loan according to the period and purpose agreed by the Contract. It shall also guarantee that the loan shall not be used for the investment of fixed assets and equity interest, and it shall not be involved in the security market, futures market or the field and purpose prohibited by the state, or other purposes prohibited or limited by the laws and regulations.

10.3	The Borrower has the right to apply for extending the period to the Lender if it meets the Lender’s regulation.
10.4
The Borrower has the right to require the Lender to keep the material and information related to debt, finance, production and operation provided by it confidential, unless otherwise stipulated by laws and regulations or agreed by the Contract.

10.5	The Borrower shall ensure that the material provided during loan reviewing shall be true, accurate, complete and valid and there are no false records, material omission or misleading statement.
10.6
The Borrower shall provide the true, complete, legal and valid documents, materials and information like the financial accounting statements to the Lender according to the Lender’s requirements every one month, and accept and coordinate with the Lender’s checking and inspection on its production & operation, material inventory, financial situation and loan usage situation.

10.7
The Borrower shall open and appoint the special capital withdrawal account at the Lender’s place, with the account No. of 20334160000100000234821, which is used for receiving the responding sales revenue or planned repayment capital; if required by the Lender, the Borrower shall sign the special account supervision agreement with the Lender, to provide the capital flow situations of the account timely, and it shall accept the supervision on the account by the Lender. The account supervision agreement shall be regarded as the supplement of this Contract.

10.8	The Borrower shall pay the principal and interest timely according to agreements in the Contract.
10.9	The Borrower shall guarantee to observe the following regulations on financial index restriction during the Contract term;
10.9.1	The asset-liability ratio of the Borrower shall not exceed 70%;
10.9.2	The bank returning ratio of the capital withdrawal for the Borrower shall not be lower than 90%.

10.10
The Borrower shall promise and accept the Lender for the inspection and supervision for the loan usage with regards to the account analysis, certificate inspection, spot investigation, and it shall summarize the loan usage situation every one month according to the requirements of the Lender, and offer the loan capital usage records and materials.

10.11
Within the valid term of the Contract, if the Borrower has any change on name, legal representative (principal), domicile, mailing address, contact number, business scope, relationship of administrative subordination, Articles of Association and internal structure, it shall notify the Lender in written within 15 days since the date of change.

10.12
Within the valid term of the Contract, if the Borrower provides guaranty to the debts of the other person or makes mortgage and pledge to the third person based on its main properties, it shall notify the Lender in written 30 days in advance and obtains the written permission of the Lender.

10.13
If the Borrower has any material related transactions with its controlling shareholder and other related companies (including but not limit to material related purchase and sales contract, lease, raw material supply and money flow), or its related party relationship has any change, or the operation or financial situation of its controlling shareholder and other related companies has serious crisis, the Borrower shall notify the Lender in written within 3 days after the date of occurrence.

10.14
Within the valid term of the Contract, if the Borrower has contracting, lease, shareholding reform, joint operation, separation, merge (acquisition), joint capital (cooperation), capital reduction, ownership change, asset transfer or disposal, major external investment or other behaviors influencing the realization of the creditor's rights of the Lender, it shall notify the Lender in written 30 days in advance and perform the debts paying responsibility under the Contract agreed by the Lender in written, or provide other legal and valid guaranty approved by the Lender in written; otherwise, it shall not have the above behavior before paying off all debts under the Contract.

10.15
If the Borrower has severe difficulties in production and operation, deteriorative financial situation, involves in material economic disputes or any other lawsuit, arbitration or criminal and administrative penalty having material adverse consequences on its operation or property status, or the major part or all of its properties are occupied by other creditors, or took over by the designated trustee, receiver or the similar person, or its properties are seized or frozen, which may cause serious loss on the Lender, the Borrower shall notify the Lender in written within 3 days after the date of occurrence and take the protective measures that ensures repayment of loan principal and interest and all other expenses under the Contract on a timely basis according to the requirements of the Lender.

10.16
Within the valid term of the Contract, if the Borrower stops production, closes business, suspends business to bring up to standard, cancels registration, is revoked the business license and cancelled, files or is filed for bankruptcy or dissolution, the Borrower shall notify the Lender in written within 3 days after the date of occurrence and ensure to repay the principle and interest of the loan according to the written requirements of the Lender, or provide the protective measures of the creditor’s rights approved by the Lender in written.

10.17
If the guaranty is adopted by the loan under the Contract and the guaranty has change having adverse effect on the creditor’s rights of the Lender, the Borrower shall additionally provide other legal and valid guaranty approved by the Lender in written according to the requirements of the Lender.

10.18
The Borrower shall assume expenses of lawyer service, insurance, transportation, appraisal, registration, keeping, verification and notarization related to the Contract and the guaranty under the Contract.

Article 11: Rights and obligations of the Lender
11.1
The Lender has the right to check and supervise the Borrower’s production and operation, financial activities, project construction, material inventory and usage of loan, and has the right to require the Borrower to provide the relevant document, material and information like financial accounting statements every one month.

11.2
The Lender has the right to directly charge the loan principal, interest, penalty interest, overdue interest, compound interest and other accrued expenses shall be paid by the Borrower from the account of the Borrower according to the agreement of the Contract.

11.3
If the Borrower escapes the Lender’s supervision, defaults the loan principal and interest or has other severe noncompliance, the Lender has the right to perform credit sanctions, notify the relevant department or unit, and announce to recover through the news media.

11.4	The Lender shall offer the loan in full to the Borrower on time according to the Contract, except the delay caused by the Borrower.
11.5
The Lender shall keep the material and information related to debt, finance, production and operation provided by the Borrower confidential, unless otherwise stipulated by laws and regulations or agreed by the Contract.

11.6
When handling the payment entrustment, the Lender only review formally the relevant materials like payment target information and financing purpose certificates; if the materials provided by the Borrower are false, inaccurate and incomplete, or the loan account appointed by the Borrower or the payment target is frozen or stopped the payment, which causes that the Lender fails to complete the entrustment payment in accordance with the Borrower’s entrustment, the Lender shall assume no responsibilities, and it shall not affect the repayment obligations of the Lender occurred under this Contract.

11.7
The Lender has right to participate in the activities that affect the creditor’s right like large amounts of financing, asset selling and acquisition, division, shareholding reform and bankruptcy liquidation.

11.8
The Lender has right to adopt the reasonable measures in accordance with the mandatory or instructive regulations and instructions of the Bank Administration and Management Department as well as the Lender’s obligations, and the Lender may not notify the Borrower or ask for the written permission of the Lender.

11.9
If the Lender fails to perform or partially perform or delay the performance of any rights under this Contract, which will not waive or change this right or other rights, and will not affect the further performance of the rights or other rights.

11.10	If the Lender changes name, domicile and mailing address within the valid term of the Contract, it shall notify the Borrower in written within 15 days since the change date.

Article 12: Liability for breach of contract
12.1
After the Contract taking effect, the Borrower and the Lender shall fulfill the obligations agreed by the Contract. If any party fails to fulfill or completely fulfill the obligations agreed by the Contract, it shall assume the liability for breach of contract according to the law.

12.2
If the Borrower fails to handle and draw the loan according to the Contract, it shall pay the overdue liquidated damage to the Lender at the loan interest rate agreed by the Contract according to the breach amount and days.

12.3
If the Borrower fulfills the obligations under the Contract and the Lender fails to handle and offer the loan according to the Contract, the Lender shall pay the overdue liquidated damage to the Borrower at the loan interest rate agreed by the Contract according to the breach amount and days.

12.4
If the Borrower repays the loan under the Contract in advance without written permission of the Lender, the Borrower shall pay the liquidated damage to the Lender at the loan interest rate agreed by the Contract according to the breach amount and days.

12.5
If the Borrower fails to repay the loan on time, the Lender has the right to require the Borrower to repay within a definite time, and directly charge the loan principal and interest owed from any account of the Borrower opened in the Lender; meanwhile, the Lender can charge the interest to the overdue loan according to the penalty interest rate since the overdue date and charge the compound interest to the interest not paid on time according to the penalty interest rate.

12.6
If the Borrower fails to use the loan according to the Contract, the Lender has the right to stop offering loan, recover the loan in advance or terminate the Contract, and has the right to charge the interest to the loan illegally used by the Borrower according to the penalty interest rate since the date of breach, and charge the compound interest to the interest not paid on time according to the penalty interest rate.

12.7
The Lender has the right to stop offering loan, withdraw the loan not drew by the Borrower or recover partial or all loans in advance if the Borrower has one of the following conditions; if the loan cannot be recovered, the liquidated damage shall be charged according to penalty interest rate of the overdue loan daily:

12.7.1
The Borrower provides any false loan review information that conceal any important fact, or provides false balance sheet, income statement and other financial accounting materials that conceal any important fact;

12.7.2	The Borrower violates agreement;
12.7.3	The Borrower violates agreement on Item 10.6 of Article 10 in the Contract;
12.7.4	The Borrower violates agreement on Item 10.7 of Article 10 in the Contract, or the capital withdrawal situation meets the conditions agreed in Item 8.4 of Article 8;
12.7.5	The Borrower breaks the restriction on the financial index agreed in Item 10.9 of Article 10;
12.7.6	The Borrower violates the Contract agreement to avoid the entrusted payment of Lender by means of breaking up the whole into pieces;
12.7.7	The Borrower violates agreement on Item 10.10 of Article 10 in the Contract;
12.7.8	The Borrower violates agreement on Item 10.11 of Article 10 in the Contract, which has impact or threaten on the creditor's rights safety of the Lender;
12.7.9	The Borrower violates agreement on Item 10.12 of Article 10 in the Contract;
12.7.10	The Borrower violates agreement on Item 10.13 of Article 10 in the Contract, which influences the safety of creditor's rights;

12.7.11	The Borrower violates agreement on Item 10.14 of Article 10 in the Contract;
12.7.12	The Borrower violates agreement on Item 10.15 of Article 10 in the Contract;
12.7.13	The Borrower violates agreement on Item 10.16 of Article 10 in the Contract;
12.7.14	The Borrower violates agreement on Item 10.17 of Article 10 in the Contract;
12.7.15	Any other situations may threaten the creditor's rights realization of the Lender or cause heavy loss of the Lender.
12.8
If the Borrower breaks the Contract and the Lender takes legal actions like lawsuit and arbitration to realize the creditor’s rights, the attorney fee, travel expense and other expenses for realizing creditor’s rights paid by the Lender shall be assumed by the Borrower.

Article 13: Taking effect, modification and termination of contract
13.1	The Contract shall take effect after being signed and sealed by the Lender and the Borrower.
13.2
If the Borrower cannot repay the loan on time and it needs to extend the period, it shall apply for extending the period to the Lender in written 20 working days before the expiration of the loan term agreed in the Contract; and if it is guaranteed, the Borrower shall also provide the written opinion that the Guarantor agrees to continue to guarantee or provide other legal and valid guaranty accepted by the Lender. The agreement on extending loan term shall be signed after the Lender approving to agree.

13.3	The Lender has the right to terminate the Contract and require the Borrower to repay the principal and interest of the loan under the Contract in advance and compensate for the loss if Party B:
13.3.1	Violates agreement on Item 10.14 of Article10 in the Contract;
13.3.2	Violates agreement on Item 10.15 of Article 10 in the Contract;
13.3.3	Violates agreement on Item 10.16 of Article 10 in the Contract;
13.3.4	Violates agreement on Item 10.17 of Article 10 in the Contract, which seriously affects or threatens the creditor’s right;
13.3.5	Fails to pay the loan interest according to the Contract for 3 months continuously or 3 months accumulatively;
13.3.6	Has other severe noncompliance.
13.4
After the Contract taking effect, any party of the Borrower and the Lender shall not change or terminate the Contract arbitrarily, otherwise agreed by the Contract. If it needs to change or terminate the Contract, it shall notify the other party in written and sign the written agreement after the negotiation of both parties.

13.5	Any invalid articles or the articles that cannot be performed in the Contract will not affect the validity and performability or other articles, and will not affect the effect of the entire Contract.

Article 14: Dispute solution
14.1 Dispute aroused during performing the Contract shall be solved by the Borrower and the Lender through negotiation; if the negotiation fails, it shall be solved according to the following Item 14.1.1:

14.1.1	Appeal to the local People’s Court of the Lender.

14.1.2	Submit to the / arbitration committee (the arbitration place is / ), and it shall be arbitrated according to the current and valid arbitration rules of the committee when applying for arbitration.

14.2	During the period of lawsuit or arbitration, clauses of the Contract unrelated to the dispute shall be performed continuously.

Article 15: Other matters agreed by the two parties

15.1	If the Borrower fails to perform or performs partial obligations under this Contract, it will voluntarily accept the enforcement.

15.2	/ .

15.3	/ .

Article 16: Supplementary provisions
16.1
Except the separate agreements, the Borrower and Lender shall deliver all the notifications to the other party in written form. Any typewriting and telegraph delivered to the post office sent by the Lender to the Borrower shall be regarded as being delivered to the Borrower..

16.2	The attachment of the Contract is an integral part of the Contract, covering same legal effect with the Contract.
16.3	If a certain drawing or payment day is non-statutory working day during performing the Contract, it shall be postponed to next statutory working day.
16.4
In accordance with the relevant laws, regulations or the requirements of financial supervision organ, the Lender has right to provide the information related to the Contract or other information to the credit system of the People’s Bank of China and other legally-established credit information database, for the inquiry and using of applicable organs and individuals. For the purpose of this Contract, the Lender has right to inquire the relevant information through the credit system of the People’s Bank of China and other legally-established credit information database.

16.5	The Contract has three copies, with the Borrower , the Lender and the Guarantor holding one respectively, with the same legal effect.

Article 17: Notes
The Lender has notified the Borrower to completely understand the meanings and legal effect of all the contract clauses, and has made the clauses notes required by the Borrower. The two parties have no disputes on understanding the clauses.

Borrower (Seal): Bozhou Xinghe Pharmaceutical Co., Ltd.	Lender (Seal): Bozhou Branch of Agricultural Development Bank of China
Legal representative (principal) or the authorized agent: Han Lingzhi	Legal representative (principal) or the authorized agent: Wang Dengshan
May 13, 2011	May 13, 2011